Exhibit 10.7

(Small Enterprise Loan 1001) V. 201211	No.: 37000013100115010001

Small Enterprise Facility Agreement

Postal Savings Bank of China

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Special Note

In order to safeguard your interests, please carefully read the following terms and conditions and confirm relevant facts before signing this Agreement:

1.	Your already have legal knowledge in borrowing from bank and guarantee.

2.	The documents and materials submitted and statements made by you are authentic, legal and effective, and you shall bear corresponding legal responsibility therefor.

3.	You have carefully read all terms and conditions of this Agreement, and have full understanding in the meanings and legal consequences thereof.

4.	You have confirmed that you are entitled to sign on the agreement by yourself.

5.	You have already been aware that any fraud or noncompliance shall bear the corresponding legal responsibility.

6.	You shall voluntarily sign this Agreement on the principle of good faith, and commit to perform obligations as agreed in this Agreement.

7.	Please fill in necessary contents and sign your name neatly with a pen or sign pen.

8.	Should you have any question or unclear part, please timely inquire to Postal Savings Bank of China. Should you still have a question, please postpone signing this Agreement.

Once this Agreement is signed, it will be deemed as each party hereto understand and agree upon all terms and conditions hereof.

This Agreement is concluded and entered into by and between each party (please see Item 1 of the Attached Table hereto for information of contracting parties) per consultation pursuant to law on the basis of equality and voluntariness, and all agreement terms and conditions are demonstrating the genuine intention of each party.

Article 1:	The line of credit

For the purpose of this Agreement, the line of credit means the maximum line of credit confirmed by the credit grantor by giving comprehensive consideration of credit receiver's credit rating, financial condition, guarantee condition etc., and credit receiver may apply for using it under certain conditions. The foregoing line of credit must not be deemed as credit grantor's loan commitment to credit receiver. Such line of credit, under the precondition of conforming to the agreements of this Agreement and relevant separate business agreement, may be used for working capital loan, fixed assets loan, trade financing and other credit businesses, and may also be used for providing guarantee externally.

Article 2:	Amount of the line of credit, see Item 2 of the Attached Table hereto.

Article 3:	Validity period of the line of credit, see Item 3 of the Attached Table hereto. Credit grantor and credit receiver may sign specific loan and other facility agreements within such period, the maturity date of specific credit business will not be bound by such period but shall be subject to the regulations of specific loan and credit business. Upon the expiry of credit period, the unused line of credit will be canceled automatically.

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Article 4:	Use of the line of credit

If the credit receiver uses the line of credit hereunder, credit receiver shall submit separate business application according to the business line provided by credit grantor, the use method of the line of credit will be stipulated by each separate business agreement respectively; credit grantor will review such application according to relevant specific business stipulation, if approved after review, both parties will otherwise sign separate business agreement; and credit grantor will provide loan and other credit business to credit receiver according to the separate business agreement.

The agreements upon the period, amount, interest rate, expense rate etc. of the separate credit business hereunder shall be subject to relevant documents such as the corresponding separate business agreement, voucher etc. Each separate business agreement signed according to this Agreement constitutes an integral part of this Agreement, and has the same legal effect as this Agreement.

Before this Agreement enters into effect, for the previous effective "Small Enterprise Facility Agreement"/"Small Enterprise Maximum Comprehensive Facility Agreement" or similar agreement and separate agreement, credit receiver's credit balance already incurred in credit grantor will be deemed as the credit granting occurred hereunder. Among them, the credit balance using the line of credit will be deemed as using the line of credit hereunder.

The low risk business agreement signed by and between credit grantor and credit receiver according to this Agreement will not use the line of credit of this Agreement, but its business agreement still belongs to the separate agreement under this agreement, constitutes an integral part of and is bound by this Agreement. Except for otherwise agreed in such business agreement, the definition of low risk business will be determined by internal system of credit grantor.

Article 5:	The line of credit adjustment

During the performance of this Agreement, provided any one of the following circumstances that might affect the interests of credit grantor, credit grantor is entitled to adjust the line of credit and/or stop credit receiver from using the line of credit, cancel the line of credit has not been used by credit receiver, and early recover, in whole or in part, the line of credit already used.

1.	Material adverse change occurs in the market related to credit receiver's operation, or significant adjustment of national monetary policy;

2.	Credit receiver's operating condition suffers significant difficulty, or material adverse change occurs in financial condition;

3.	Credit receiver initiatively or is forced into suspense of business, winding-up, reorganization, dissolution or bankruptcy;

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4.	Credit receiver is involved in major litigation, arbitration, or administrative or criminal punishment; or major credit event occurs between credit receiver and other creditor, including but not limited to defaults on other bank loans, defaults on supplier's payment for goods etc.

5.	Credit receiver clearly expresses or its own behavior indicates that it will not perform obligations as agreed in this Agreement or other agreement signed with credit grantor;

6.	Credit receiver provides false material or conceals important business and financial facts;

7.	Credit receiver fails to perform the obligations agreed in this Agreement or separate facility agreement;

8.	Credit event occurs under other agreement signed by and between credit receiver and credit grantor;

9.	Credit receiver conducts assets transfer, secretly withdrawal of funds, debt evasion or other actions damaging or might damage the interests of credit grantor;

10.	Credit receiver or its senior managerial staff is involved in or suspected of illegal operating behavior;

11.	Circumstances such as separation, merger, major merger, acquisition and reorganization, restructuring etc. occurs in credit receiver;

12.	Credit receiver loses business creditworthiness;

13.	Change of controlling shareholder, actual controller in credit receiver; or credit receiver's controlling shareholder, actual controller, legal representative, senior managerial staff is involved in major events, including but not limited to being involved in or suspected of lawbreaking behavior, being involved in litigation or arbitration case, serious deterioration of financial condition or declaration of bankruptcy, dissolution etc.

14.	The collateral providing guarantee for credit business hereunder suffers damage or loss, value devaluation, dispute over ownership, and other circumstances adverse to the rights and interests of credit grantor;

15.	The guarantor of credit business hereunder defaults, including but not limited to that materials and formalities provided by guarantor are false; guarantor violates other agreements signed with credit grantor or other person, or engages in litigation or arbitration due to the dispute arising from such agreement; being forced into or initiatively suspense of business; major operational error occurs; being involved in or suspected of lawbreaking behavior; evasion of bank debts; merger, acquisition and reorganization or other circumstances might weaken its guarantee ability etc.;

16.	Other circumstances endangering or might endanger the rights and interests of credit grantor.

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Article 6:	Guarantee type, see Item 4 of the Attached Table hereto, credit grantor and credit receiver may change the guarantee type of this Agreement by signing a supplementary agreement.

Article 7:	Credit receiver's commitment

1.	As required by credit grantor, regularly or timely submit its financial statements (including but not limited to annual statement, quarterly statement, and monthly statement) and other relevant materials to credit grantor;

2.	Accept and cooperate with credit grantor's examination and supervision on its line of credit use condition and relevant production, operation and financial activities;

3.	If credit receiver and guarantor hereto sign counter guarantee agreement or similar agreement for its guarantee obligation, such agreement will not impair any right of credit grantor hereunder;

4.	In case of circumstances might have impact on credit receiver or guarantor's financial condition and performance capabilities, including but not limited to any form of change in operation mode such as separation, merger, joint operation, joint venture with foreign investor, cooperation, agreement operation, reorganization, restructuring, plan for IPO etc.; reduction of registered capital, major transfer of assets or equity, undertaking major liabilities; or setting new major liabilities to securities, seizure of collateral; dissolution, withdrawal, filing (being filed) for bankruptcy; or involved in major litigation or arbitration case, the credit receiver shall inform credit grantor timely;

5.	For other matters not agreed in this Agreement and separate agreement, credit receiver agrees to handle according to relevant regulations and business practices of credit grantor.

Article 8:	Credit receiver's violation of any agreement and commitment of this Agreement or specific business agreement will constitute breach of this Agreement; credit grantor is entitled to early recover any fund under the line of credit, and is entitled to terminate this Agreement and specific business agreement.

Article 9:	Agreement modification, rescission and exercise of rights

1.	Modification or rescission of this Agreement shall be carried out in writing and by mutual agreement.

2.	During the effective period of this Agreement, credit grantor's any tolerance or moratorium in respect of any nonconformance or delay behavior of credit receiver, or credit grantor delays exercising the rights enjoyed by it will not impair, affect or restrict any rights enjoyed by credit grantor as a creditor pursuant to the provisions of this Agreement and relevant laws, administrative regulations and normative documents, nor be deemed as credit grantor's permission or approval on any act breaching this Agreement, nor be deemed as credit grantor's waiving the rights to take action against existing or future nonperformance.

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3.	When any terms of this Agreement become void in whole or in part legally for whatever the reason, credit receiver shall still bear all responsibilities hereof. In case of the foregoing circumstances, credit grantor is entitled to terminate this Agreement and may immediately claim compensation from credit receiver, and some agreement terms are void will not affect the effect of other agreement terms.

4.	Credit receiver hereby confirms that, for the contact address, telephone number and fax number ascertained herein, credit grantor may inform credit receiver by means of mailing, phone call or fax etc. If credit receiver fails to inform credit grantor the changed contact address, telephone number and fax number, and credit grantor transmits relevant notice and document according to the original communication method, it will be deemed as have been served.

5.	Any notice, document etc. related to this Agreement between contracting parties shall be sent in writing.

6.	The conclusion of this Agreement does not represent credit grantor's credit commitment to credit receiver, when using the line of credit hereunder, credit receiver shall propose application one by one, credit grantor is entitled to review according to its own financial status, credit receiver's operating condition and credit purpose etc., and decide whether or not to agree upon granting of loans, credit receiver hereby accepts this and has no objection.

Article 10:	Please refer to Item 5 of Attached Table hereto for special covenants.

Article 11:	Please refer to Item 6 of Attached Table hereto for governing law and dispute settlement.

Article 12:	Agreement effectiveness

This Agreement will become effective after it is signed by authorized signatory and affixed with official seal (or contract seal) of credit receiver and credit grantor.

Article 13:	Please refer to Item 7 of Attached Table hereto for counterparts.

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Attached Table

Item 1	Contracting parties	Credit receiver:	Qingdao Tiandihui Foodstuffs Co., Ltd.
		Domicile:	West end of Tieshan Road, Huangdao District (former Jiaonan City), Qingdao City
		Postal code: 266400	Legal representative:	Cui Rongfeng
		Fax: 0532 -58700229	Tel.: 13853288189

		Credit grantor:	Postal Savings Bank of China LLC Qingdao Branch
		Domicile:	No. 222, Yan'an Three Road, Shinan District, Qingdao City
		Postal code: 266071	Responsible person:	Yin Qingzhi
		Fax: 0532 -83880887	Tel.: 0532 -83892339

Item 2	Amount of the line of credit	The amount of the line of credit hereunder is: currency: RMB, amount (in words) RMBFour Million only, (in figures) ￥4,000,000.00 (in case of discrepancy between the contents in words and in figures, the contents in words shall prevail)(similarly hereinafter).

Item 3	Period of the line of credit	The validity period of the line of credit hereunder is from January 8, 2015 to January 7, 2017.

For the liabilities of credit receiver to credit grantor incurred according to this Agreement and separate agreement, both parties agree to guarantee by adopting the following method:

Item 4	Guarantee type	■ Mortgagor Qingdao Tiandihui Foodstuffs Co., Ltd. to provide the maximum mortgage guarantee.

☐ Pledgor / to provide the maximum pledge guarantee.

■ Guarantors Cui Rongfeng and Wang Yanjuan to provide the maximum warranty guarantee.

☐ Subject to the guarantee type confirmed in each separate business agreement hereunder.

Item 5	Special covenants	Both parties unanimously agree to make the following agreement: /

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Item 6	Dispute and settlement

In case of any dispute during performance of this Agreement, both parties may settle it through consultation or mediation. If consultation or mediation fails, it shall be settled according to the No. 1 method below:

1.       File a lawsuit to the competent people's court in credit grantor's place of domicile.

2.       Apply to / Arbitration Commission for arbitration according to the then effective arbitration rules of such commission, and the arbitration award is final and binding upon both parties.

During the period of litigation or arbitration, terms of this Agreement not involved in dispute shall still be performed.

Item 7	Counterparts	This Agreement is made in quintuplicate, credit receiver holds one copy, credit grantor holds two copies, Housing Administrative Bureau and Land and Resources Bureau holds one copy respectively, and each copy shall have the same legal effect.
Credit receiver has read all terms of this Agreement, as requested by credit receiver; credit grantor has made explanation on corresponding terms of this Agreement. Credit receiver has completely learned about and fully understood the meanings of terms hereof and the corresponding legal consequences.

Credit receiver:	Qingdao Tiandihui Foodstuffs Co., Ltd.	Credit grantor:	Postal Savings Bank of China LLC
Qingdao Branch
(Official seal or contract seal):		(Official seal or contract seal):

Qingdao Tiandihui Foodstuffs Co., Ltd. (Seal)		Postal Savings Bank of China LLC Qingdao Branch (seal)

Authorized signatory (Signature)	Cui Rongfeng (Signature)	Authorized signatory (Signature):	Yin Qingzhi (Seal)

January 8, 2015		January 8, 2015

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